Exhibit 99.1

Servotronics Announces 2023 Annual Shareholder Meeting Results

Elma, NY, June 14, 2023 – Servotronics, Inc. (NYSE American – SVT) a designer and manufacturer of servo-control components and other advanced technology products today announced the results of voting at the Company’s 2023 Annual Shareholder meeting. Shareholders voted to re-elect all six of the current directors to one-year terms, to approve the 2022 “say on pay” proposal as well as to ratify the appointment of Servotronics’ Independent Public Accounting firm.

On Proposal 1, more than 70% of all shares voted were voted in favor of the election of all six of the Company’s Director nominees. On Proposal 2, the advisory vote to approve the compensation of Servotronics Named Executive Officers, approximately 77% of the votes cast were voted in favor of the proposal. On Proposal 3, to ratify the appointment of Freed Maxick CPAs, P.C. as the Company’s registered Independent Public Accounting Firm, approximately 98% of the votes cast were for the proposal.

“We would like to thank all Servotronics shareholders for their continued support and participation in our Annual Shareholder meeting this year,” stated William F. Farrell, Chief Executive Officer of the Company. “The results of this meeting have demonstrated that shareholders believe in our long-term strategy which will generate sustainable growth and maximize shareholder value. Additionally, the actions that have been taken over the past year are driving Servotronics forward down this path. We recognize that our work must continue for us to achieve success and reach best practices in governance while also enhancing our engagement with shareholders.”

The final results of the meeting have been reported on a Current Report filed by Servotronics on Form 8-K with the U.S. Securities and Exchange Commission.

ABOUT SERVOTRONICS

The Company is composed of two groups – the Advanced Technology Group (ATG) and the Consumer Products Group (CPG). The ATG primarily designs, develops and manufactures servo controls and other components for various commercial and government applications (i.e., aircraft, jet engines, missiles, manufacturing equipment, etc.). The CPG designs and manufactures cutlery, bayonets, pocket knives, machetes and combat knives, survival, sporting, agricultural knives and other edged products for both commercial and government applications.

SERVOTRONICS, INC. (SVT) IS LISTED ON NYSE American

Company Contact:

William F. Farrell, Jr.

Chief Executive Officer

(716) 655-5990

1110 Maple Road, PO Box 300 | Elma, New York 14059-0300 | 716-655-5990 | www.servotronics.com